Exhibit 99.1

Ask Me Anything (AMA): Answering Investors’ Recently Asked Questions

Welcome to another installment of Soluna’s AMA (Ask Me Anything) series, where you — our readers and our followers on Twitter and LinkedIn — can get your questions answered.

In this Q&A, John Belizaire, CEO of Soluna, answers shareholders’ and potential investors’ most-asked questions.

Learn how to submit your questions at the end of this AMA.

Before we begin, I want to address our decision to leave StockTwits. While I appreciated the engagement there, under SEC rules, we must ensure that all shareholders are informed of material information simultaneously. We have been unable to fully answer certain questions and respond to comments in a manner that would be fair to all our shareholders. Instead, please continue to send your questions through our AMAs, and we’ll do our best to answer them.

Now, let’s jump into this month’s questions.

How do you plan to fund debt repayments without further diluting shareholders?

The debt we have at Project Sophie with Galaxy Digital is repaid from the cash flows of the project, and it was sized to be fully self-funding.

The debt with GreenCloud at Soluna AL CloudCo, LLC is being repaid by Soluna Holdings, Inc., where excess cash flows from our projects and funds from any financing activities combine to enable payment.

Our strategy is to continue to own more of our projects as we complete them, which is intended to eventually lead to such projects reaching a fully self-sustaining (including payment of any debt) cash position.

Prudent project debt is helpful, as it reduces our longer-term cost of capital, enables us to own a higher percentage of each project, and borrow against future project cash flows. The Company is likely to continue to utilize prudent project leverage as an essential financing tool.

Please visit this link for more information about our existing debt.

How will you protect your margins if the price of Bitcoin drops significantly?

Overall, about half of our margin is exposed to BTC hash price. That means the ratio of the bitcoin price to the network difficulty. As our customers cover our overhead (electricity, personnel, and facility costs), about half of our profit is variable, depending on the profitability of bitcoin mining. That is one reason we like to partner with leading companies that deploy the latest technology, which generates the highest profit margins at many of our sites. We protect our margins by ensuring our basic costs are covered, and we have some level of profit. About half of our margin in our portfolio of contracts fluctuates with the hash price.

What is your concrete plan to achieve profitability within the next 12 months?

Our goal is to own 25% or more of our operating data center projects. Once we own this much, between 3 to 4 of our projects, we expect to reach this point. We will continue to evaluate cash investment opportunities against financing costs and opportunities, and could reach this point sooner or later, depending on the availability of reasonable cost of capital.

What is your short-term strategy to regain Nasdaq compliance and avoid a reverse stock split?

Our main focus is to drive our core strategic initiatives, including Dorothy 2 ramp, Kati groundbreaking, and pipeline growth. We believe our investors, new and old, will see the long-term value potential there.

But if our share price does not reach and stay above $1.00 before the November 4, 202, expiration of our initial grace period, we will likely file for a 180-day extension. In advance of this, as you will see in our filed proxy statement here, we are asking shareholders to approve between a 1:5 and 1:50 reverse split in case it becomes necessary before the expiration of a second grace period for the company to complete a reverse split.

Our goal is to have the shares reflect fundamental value and trade above $1.00 for 10 consecutive days, such that a reverse split would no longer be necessary.

What specific financial targets must be met to resume paying dividends on the Preferred Stock?

The Board weighs the overall outlook for the company’s sources of cash flow, cash needs for operations and investment, and other general uses. Resumption of payment of dividends would possibly occur when the Board judges the forward outlook of cash flow after accounting for growth to be sufficient to resume payments.

What’s the latest update on Project Ada? It seems like markets and investors are cautious around SLNH’s AI platform without tangible results from this pilot project. Would the team be able to provide more timeliness and targets?

The company made the strategic decision to terminate the contract with HPE and to decommission Project Ada. You may find more information on the decision in an FAQ and an 8-K we posted earlier this year. We are now pursuing joint venture partnerships to build HPC/AI data centers at our projects alongside our BTC Hosting projects.

How will Soluna make money from this deal? (Spring Lane Capital $20M at Project Kati)

As in all our project joint ventures, Soluna anticipates making money through a combination of: (1) Developer Fees, (2) Administration and Operating management fees, (3) Developer Profits, and (4) Owner profits. Soluna received a development fee for delivering a shovel-ready project to in connection with the Spring Lane Capital (SLC) joint venture. That is a fixed fee earned at the closing of the financing and paid out of the project proceeds through construction and energization. These data centers are Soluna designs. We construct and operate them once built. We also receive construction management fees and operating fees. As the developer, we are entitled to a portion of the profits of the project from day one. That is approximately 7.5% of the profits. After a hurdle rate, a specific return on investment, we are then entitled to 50% of the profits. These are known as developer profits.

Finally, we have the right to invest side-by-side with SLC in all our projects before construction is completed. If we invest, then we are entitled to our share of the profits as owners. The more we own, the more of the profits we may share. That is a powerful tool for Soluna as it can drive material returns for us on investments of time and capital in our own projects. That is why our goal is to own at least 25% of our projects over time. When this 25% is eventually combined with the developer’s profit of 50%, we would be getting more than 50% of the project cashflows.

You can learn more about our unit economics here.

Are you buying the RECs associated with that power?

No. Renewable Energy Credits (REC) are retained with the independent power producer. That is because, as part of the project finance structure of most renewable energy projects, the equity owners usually assume ownership of those RECs. We have considered buying RECs in the open market to offset the portion of our power that comes from the grid. We have not pursued this yet in our project JVs.

Why doesn’t SLNH have exposure to Stablecoin or Ethereum?

Stablecoin ventures are becoming very mainstream with the GENIUS act expected to pass soon, and it seems like a new strategy is for companies to set up Ethereum or Solana holds to capitalize on any US Treasury Crypto purchase? Much respect! I think it’s great you’re on ST, at least a dozen of us take this seriously to learn and keep up to date, and don’t use it to pump and dump stuff, maybe a baker’s dozen.

Thanks for the high-five on StockTwits (ST). Our CEO was there for a bit to help our shareholders learn more about our firm. But, unfortunately, we have to follow SEC compliance requirements and can’t answer questions on these forums because we want to make sure all shareholders have access to insights shared at the same time.

We agree that the GENIUS Act is an important step forward in the maturity of the crypto and digital assets space. Clear regulation turns crypto from a speculative asset class into a financial infrastructure platform. That shift is crucial for unlocking institutional capital, which tends to avoid gray areas. We’re encouraged by legislation that moves digital assets into the mainstream not because we issue coins, but because we build the energy and compute infrastructure that digital finance needs to scale sustainably.

As for Stablecoins or Ethereum, Soluna is in the business of infrastructure, providing BTC hosting, and delivering shovel-ready projects for project-level investors. Those are our three primary products. Ethereum or Solana treasury is not our strategic focus right now. We have, however, considered the treasury of Bitcoin in the future, given the correlation of our core business to this digital asset.

Hey, I was wondering if you could speak on whether you know yet how this One Big Beautiful Bill (OBBB) could impact your business?

We focus on existing power plants experiencing high degrees of curtailment. So, no immediate impact. Those power plants will be grandfathered in. While the investment incentives will be a blow to the renewable industry in the short term, we believe that in the long term, it won’t likely matter. Generation growth is too high, and there will surely be continued investment in space. There is likely a large number of projects that will come online in the next three years. Also, it’s unfortunate, but we believe this will likely raise energy prices.

When are you forecasting to turn a profit (EBITDA) and/ or free cash flow positive?

Our goal is to own 25% or more of our operating data center projects. Once we own this much, between 3 to 4 of our projects, we expect to reach this point. Of course, we will continue to evaluate cash investment opportunities against financing costs and opportunities, and could reach this point sooner or later, depending on the availability of reasonable cost of capital.

Many are speculating about a split. Is there any chance of that?

If our share price does not reach and stay above $1.00 prior to the November 4, 2025 expiration of our initial grace period, we will likely file for a 180-day extension. In advance of this, as you will see in our filed proxy statement here, we are asking shareholders to approve between a 1:5 and 1:50 reverse split in case it becomes necessary prior to the expiration of a second grace period for the company to complete a reverse split.

How long is the hurdle period with the JVs that you partner with? Can you provide an update on the project’s status in that context? Will this be a tailwind for revenues when matured?

I would refer you to our recently updated investor presentation here. We have shown an illustrative example of our projects where the IRR hurdle rate is reached in typically 3-4 years, at which point our expected developer’s profit goes from about 7.5% to 50%. Project Dorothy 1A is expected to reach this point by Q426, and we have just begun commissioning of Dorothy 2 with the recently announced energization of the first phase of 16MW and the upcoming second phase. There is no hurdle for Dorothy 1B, where we are equity partners, or at Sophie, where we are the sole owners. Reaching this milestone – “The Flip” – is of significant value to Soluna at each JV project.

Who is your Transfer Agent?

Our transfer agent is Equiniti Trust Company.

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